Exhibit 99.1

AlphaRx Signs Feasibility and Option Agreement with a Global Specialty Pharmaceutical Company for its Nanoparticle Drug Delivery Systems

Tuesday November 07, 8:00 am ET

Markham, Ontario – Nov 07, 2006 – AlphaRx Inc. (OTCBB: ALRX) announces the signing of a Feasibility and Option Agreement with a global pharmaceutical company based in U.S. Under the terms of the Agreement, AlphaRx will use its proprietary nanoparticle drug delivery platforms to formulate three products to enhance their effectiveness in treating pre-defined disease indications and of the three products, two are marketed products. The licensee will have 6 months to evaluate the formulated products and exercise its option right for a pre-negotiated License Agreement. AlphaRx will receive an upfront payment from the signing of the Agreement and will be eligible to receive milestone and royalty payments from future product sales that utilize AlphaRx's delivery technology.

This press release is available on the Company's official online Investor Relations HUB at http://www.agoracom.com/IR/AlphaRx for investor questions, answers and monitored commentary. Alternatively, investors are able to e-mail all questions and correspondence to ALRX@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and updates in real time.

About AlphaRx Inc.

AlphaRx is a clinical stage biopharmaceutical company utilizing proprietary drug delivery technology to develop novel formulations of drugs that are insoluble or poorly soluble in water or have yet to be administrable to the human body with an acceptable delivery method. The Company's product candidates address various pharmaceutical markets, including arthritis, tuberculosis, ocular infection and inflammation, cataracts, hospital acquired pneumonia and sepsis.

Forward Looking Statements:
This release contains forward-looking statements within the meaning and pursuant to the Safe Harbor provisions of the Securities Litigation Reform Act of 1995 and involve risks and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product development and acceptance, manufacturing, competition, regulatory and/or other factors, which are outside the control of the companies.

For more information, please contact:
For AlphaRx Inc.:
Agora Investor Relations Corp.
Web: http://www.agoracom.com
E-mail: ALRX@Agoracom.com